EXHIBIT 10.5

March 31, 2022

Alexander F. Stern

C/o Lazard Ltd

30 Rockefeller Plaza

New York, NY 10012

Re:	Resignation

You have informed us of your intention to retire from all your positions with Lazard Ltd (“Lazard”). This letter agreement (this “Agreement”) memorializes the terms under which you will be resigning as President of Lazard and Lazard Group LLC (“Lazard Group” and, collectively with Lazard and its and their subsidiaries, affiliates, predecessors and successors, the “Firm”).

You agree to continue to provide services to the Firm as President, with such duties and authorities as determined by the Firm in its discretion, until December 31, 2022 (the “Resignation Date”). In addition, effective as of the Resignation Date, you will resign from each position you hold as (i) a member of the board of directors or equivalent governing body (including all committees thereof), (ii) a manager and (iii) an officer, in each case, of any member of the Firm and any registered fund of the Firm, excluding your services as an officer and director of Lazard Growth Acquisition Corp. I (“LGAC”), and will execute and deliver any documentation reasonably requested by the Firm in connection therewith. Following the Resignation Date, should the Firm request that you continue with us as a senior advisor, you will consider in good faith our request.

From April 1, 2022 through the Resignation Date (the “Transition Period”), subject to your continued employment, you will continue to be entitled to receive a salary based on an annual rate of $750,000. You will also be eligible to receive an annual bonus in respect of calendar year 2022 to be determined under the terms of the applicable annual bonus plan of Lazard Group on the same basis as annual bonuses are determined for other executive officers of Lazard, with such annual bonus to be paid at the same time(s) and in the same ratio of cash to equity and deferred awards, including the form of award, as is applicable to executive officers of the Firm receiving annual bonuses at a level comparable to your annual bonus. If LGAC enters into an agreement to buy another corporation that is consummated, the Firm will in good faith consider such transaction in determining your compensation for 2022 or making a payment to you that reasonably reflects your contributions to such transaction if such transaction occurs following the Resignation Date but at a time that you continue to be an executive officer or director of LGAC.

In addition, subject to your continued employment, during the Transition Period, you will continue to be eligible to participate in the employee retirement and welfare benefit plans and programs of the type made available to the senior most executives of the Firm generally, in accordance with their terms and as such plans and programs may be in effect from time to time. You agree and acknowledge that neither the expiration and non-renewal of the Amended and Restated Agreement Relating to Retention and

Noncompetition and Other Covenants between you and the Firm, dated as of March 29, 2019 (the “Retention Agreement”) nor the matters set forth in this Agreement has or will entitle you to any cash severance or other benefits under the Retention Agreement or otherwise, except as otherwise provided herein. Notwithstanding the foregoing, you will remain entitled to any outstanding Lazard equity compensation or deferred awards (including any awards in respect of calendar year 2022) (your “Awards”) in accordance with Lazard’s Deferred Compensation Retirement Policy as described in Lazard’s Proxy Statement for the 2021 Annual Meeting of Shareholders (the “Policy”); provided that any requirement that you remain affiliated with the Firm after a payment, grant or allocation date with respect to your Awards will not apply. For purposes of your Awards, the parties agree that the date of your Termination of Employment (as defined in Lazard’s 2018 Incentive Compensation Plan, as in effect on the date hereof) will be the Resignation Date, and, for all purposes of such Awards, you will be treated as retirement eligible. In addition, you and the Firm will remain subject to continued compliance with any restrictive covenants contained in the Retention Agreement or an applicable award agreement governing outstanding Lazard equity compensation or deferred awards in accordance with their respective terms (which lapse upon a Change in Control (as defined for purposes of such Awards)). Following the Resignation Date, the Firm will timely pay or provide to you any other amounts or benefits required to be paid or provided or that you are eligible to receive under any plan or program of the Firm, including any retirement or post-employment welfare benefit plan. If you are required to sign a release of claims in connection with receipt of any benefits upon retirement, it will be in a form that is no less favorable to you than the release attached to the Retention Agreement, as if it remained in full force and effect (the “Release”).

Notwithstanding the expiration of the Retention Agreement, (i) if prior to the Resignation Date, you experience a termination without Cause or for Good Reason (each as defined in the Retention Agreement, as if it remained in full force and effect), you will (x) receive (subject to delivering a Release), in a lump sum on the 61st day after the Resignation Date, a payment equal to the sum of your Base Salary and Average Bonus (each, as defined in the Retention Agreement, as if it remained in full force and effect) and (y) continue to be eligible to participate in the medical and dental plans of Lazard Group for 12 months following the Resignation Date on the basis of, and in accordance with, the terms and conditions set forth in Section 3(d)(ii)(A) of the Retention Agreement, as if it remained in full force and effect; (ii) in the event of your death or Disability (as defined in the Retention Agreement, as if it remained in full force and effect) prior to the Resignation Date, you will receive a pro-rata annual bonus consistent with Section 3(d)(ii)(B) of the Retention Agreement, as if it remained in full force and effect; (iii) for purposes of your Awards, the definitions of Cause, Good Reason and Disability as set forth in the Retention Agreement and the treatment of your Awards upon a termination for Good Reason as set forth in Section 3(d)(iv) of the Retention Agreement will continue to apply as if the Retention Agreement was in full force and effect; and (iv) in the case of the definitions of Cause, Good Reason and Disability as used in this paragraph, such definitions will be interpreted as necessary to ensure that such terms continue to provide you with the protections intended to be provided through the use of such definitions notwithstanding the expiration of the Retention Agreement. For the avoidance of doubt, the provisions of Sections 3(d)(v) and 3(g) of the Retention Agreement will apply as if set forth herein.

The Firm will continue to indemnify you with respect to your service to the Firm and maintain coverage under directors’ and officers’ liability insurance during your employment and while potential liability exists, in the same amount and to the same extent as the Firm covers its other officers and directors, which obligations shall survive the termination of your service to the Firm.

This Agreement constitutes the entire agreement and understanding of the parties with respect to the transactions contemplated hereby and subject matter hereof and, except as otherwise set forth herein, supersedes and replaces any and all prior agreements, understandings, statements, representations and warranties, written or oral, express or implied or whenever and howsoever made, directly or indirectly relating to the subject matter hereof.

[Signature Page immediately follows.]

We cannot thank you enough for your remarkable career with Lazard. Please indicate your understanding and agreement with the foregoing by signing a copy of this Agreement where indicated below and returning it to the Firm’s attention.

Sincerely,

LAZARD LTD

By:	/s/ Scott D. Hoffman

Name:	Scott D. Hoffman
Title:	General Counsel and Chief Administrative Officer

Acknowledged and agreed,

/s/ Alexander F. Stern
By: Alexander F. Stern

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